FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES NEW

CHIEF FINANCIAL OFFICER AND CONTROLLER

HOUSTON, Texas (May 1, 2008) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that Mr. Stephen C. Haynes has been elected as Vice President, Chief Financial Officer and Treasurer by the Board of Directors effective May 19, 2008. Previously, Mr. Haynes served as Chief Financial Officer for Cygnus Oil and Gas Corporation. Before joining Cygnus, Mr. Haynes was the Corporate Controller with Carrizo Oil and Gas. Over a 10 year period, he served in a series of increasingly responsible positions with British Gas, culminating in his appointments as Vice President-Finance of Atlantic LNG, a joint venture of British Gas and several industry partners in Trinidad and Tobago.

Mr. Haynes is a Certified Public Accountant, holds a Master of Business Administration degree with a concentration in Finance from the University of Houston and a Bachelor of Business Administration degree in Accounting from Sam Houston State University. He also attended the Executive Development Program at Harvard University.

Harvest also appointed Ms. Johnnye S. Yearwood as Controller. Since December 1993, Ms. Yearwood has served in several capacities at Harvest, most recently as Assistant Controller. Ms. Yearwood received a Bachelors of Science degree with emphasis in accounting from California State College in Bakersfield, California in 1982. Ms. Yearwood is a Certified Public Accountant.

Mr. Haynes will replace Mr. Steven W. Tholen, Senior Vice President and Chief Financial Officer, who will retire effective May 31, 2008. Ms. Yearwood will replace Mr. Kurt A. Nelson, Vice President and Controller, who will also retire effective May 31, 2008. Mr. Haynes and Mr. Tholen will work together to insure an orderly transition of roles and responsibilities.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “Both Steve and Kurt have made significant contributions to Harvest over the past several years. A solid foundation has been laid for Harvest under their leadership. Steve Haynes and Johnnye Yearwood will bring the skills and the experience to build on that foundation as we move into the future.”

Harvest Senior Vice President and Chief Financial Officer, Steven W. Tholen, said, “I have thoroughly enjoyed my seven years at Harvest. They have been both challenging and rewarding. Although it is difficult to leave the Harvest team, my wife and I are looking forward to a very active retirement.”

Harvest Natural Resources

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in the United States, Indonesia, Gabon and China, and business development offices in London and Singapore. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2007 Annual Report on Form 10-K and other public filings.”